                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                              [ X ]
Filed by a Party other than the Registrant                           [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

[ X ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
      ----------------------------------------------------------------
              (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               Samuel E. Wing
         ----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A
[   ]    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3)
[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11

                 1) Title of each class of securities to which transaction applies:
                          ___________________________________________________
                 2)       Aggregate number of securities to which transaction
                          applies:
                          ___________________________________________________
                 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
                          ___________________________________________________
                 4)       Proposed maximum aggregate value of transaction:
                          ___________________________________________________
                 5)       Total fee paid:
                          ___________________________________________________

[ X ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


                 1)       Amount Previously Paid:
                          ___________________________________________________
                 2)       Form, Schedule or Registration Statement No.:
                          ___________________________________________________
                 3)       Filing Party:
                          ___________________________________________________
                 4)       Date Filed:
                          ___________________________________________________

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                            2060 BROADWAY, SUITE 400
                            BOULDER, COLORADO 80302

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                JANUARY 13, 1997


To the Shareholders of Black Hawk Gaming & Development Company, Inc.:


     A special meeting of shareholders of Black Hawk Gaming & Development Company, Inc. (the "Company") will be held at the Boulderado Hotel, 2115 13th Street, Boulder, Colorado, on January 13, 1997, at 10:00 a.m. local time, for the following purposes:


          1. To amend the Company's Articles of Incorporation to increase the size of its Board of Directors from not more than seven to not more than nine members;

          2. To amend the Company's Articles of Incorporation to provide for staggered terms for the Company's Board of Directors;

          3. To approve, in accordance with the bylaws of the National Association of Securities Dealers, Inc. ("NASD"), the conversion feature of certain notes issued by the Company pursuant to which shares of the Company's Common Stock may be issued; and

          4. The transaction of such other business as may properly come before the meeting.


     The Board of Directors has fixed the close of business on December 13, 1996, as the record date for the determination of shareholders entitled to vote at the meeting. Only shareholders of record at the close of business on December 13, 1996, will be entitled to vote at the meeting.


     All shareholders are cordially invited to attend the meeting in person. To ensure that you are represented at the meeting, please fill in, sign and return the enclosed proxy card as promptly as possible. Your early attention to the proxy statement will be greatly appreciated because it will reduce the cost your Company incurs in obtaining voting instructions from its shareholders.

                                        By Order of the Board of Directors


                                        /s/ Frank B. Day


                                        Frank B. Day, Secretary


December 18, 1996

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                            2060 BROADWAY, SUITE 400
                            BOULDER, COLORADO 80302

                                PROXY STATEMENT


                JANUARY 13, 1997 SPECIAL MEETING OF SHAREHOLDERS



     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes hereinafter the "Board" or the "Directors") of Black Hawk Gaming & Development Company, Inc. ("Black Hawk" or the "Company") for use at a special meeting of shareholders of Black Hawk to be held at the Boulderado Hotel, 2115 13th Street, Boulder, Colorado, on January 13, 1997, at 10:00 a.m. local time, and at any postponement or adjournment thereof.



     This Proxy Statement and the enclosed proxy card are first being sent to Black Hawk's shareholders on or about December 18, 1996.


MATTERS TO BE CONSIDERED.

     The following matters will be acted on at the special meeting:

          1. To amend the Company's Articles of Incorporation to increase the size of its Board of Directors from not more than seven to not more than nine members;

          2. To amend the Company's Articles of Incorporation to provide for staggered terms for the Company's Board of Directors;

          3. To approve, in accordance with the bylaws of the National Association of Securities Dealers, Inc. ("NASD"), the conversion feature of certain notes issued by the Company pursuant to which shares of the Company's Common Stock may be issued; and

          4. The transaction of such other business as may properly come before the meeting.

VOTING SECURITIES AND VOTING RIGHTS.

     Only shareholders of record on December 13, 1996, or their proxies, will be entitled to vote at the special meeting of shareholders. On December 13, 1996, Black Hawk had 2,672,043 shares of Common Stock outstanding.

     A majority of the outstanding shares of Black Hawk Common Stock must be represented at the special meeting in person or by proxy to constitute a quorum for the transaction of business. Each share of Common Stock is entitled to one vote on all matters. A list of shareholders of Black Hawk will be available for examination by shareholders of record at the special meeting.

VOTING PROCEDURE.

     The shares represented by each properly executed proxy returned to Black Hawk will be voted at the special meeting as indicated on the proxy. If no instructions are given, the persons authorized by the proxy will vote in favor of (i) the change in maximum size of the Company's Board of Directors; (ii) the proposal to amend the Company's Articles of Incorporation to provide for staggered terms for members of its Board of Directors; and (iii) approval of shareholders to comply with bylaws of the NASD to issue additional shares of the Company's Common Stock if certain notes are converted. Any person giving a proxy has the right to revoke it at any time before it is exercised (1) by filing with the Secretary of Black Hawk a duly signed revocation or proxy bearing a later date; or (2) by voting in person at the special meeting.

     The Board of Directors is not aware of any matters other than those set forth above which may come before the special meeting. If any other matters are properly presented to the meeting for action, unless contrary instructions are given, the persons named in the enclosed form of proxy and acting thereunder have the power to vote in accordance with their best judgment on such matters.

     The proposals to change the maximum size of the Company's Board of Directors and to provide for staggered terms of its Board of Directors will require the affirmative vote of a majority of the Company's issued and outstanding Common Stock. Approval of the possible issuance of additional shares of the Company's Common Stock upon conversion of certain notes will require the affirmative vote of a majority of the shares of Black Hawk Common Stock represented at the special meeting.

     If a proxy is marked with instructions to abstain from voting on any matter, those shares will be treated as represented at the special meeting and entitled to vote in determining whether a quorum is present. In matters where approval is required by a majority of shares outstanding or represented at the special meeting, abstentions from voting on a matter will have the effect of a vote against the matter.

SOLICITATION OF PROXIES.

     The cost of solicitation of proxies will be borne by Black Hawk. Solicitation of proxies may be made by officers, directors and employees of Black Hawk in person, by telephone or by mail. In addition, brokers, banks and other nominee holders will be reimbursed for expenses they incur in forwarding proxy materials to and obtaining voting instructions from beneficial owners of Black Hawk Common Stock.

                                 PROPOSAL NO. 1

             CHANGE IN MAXIMUM SIZE OF COMPANY'S BOARD OF DIRECTORS

     The Board of Directors intends to expand the activities of the Company outside the City of Black Hawk and State of Colorado largely as the result of the Jacobs Agreement described below. Therefore, it has unanimously adopted a resolution to change the maximum size of the Company's Board of Directors from not more than seven members to not more than nine members. The Board believes that its proposed activities warrant a slightly larger Board and will allow the Company to attract valuable business advice and direction from a larger group of Board members.

     The Board of Directors is presently comprised of seven members. If the Board is expanded to nine members as contemplated by this proposal, two additional members will be appointed to the Board only at such time as 820,000 shares are acquired under the Jacobs Agreement described below. All directors serve until the next annual meeting of shareholders anticipated in June 1997.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO CHANGE THE MAXIMUM SIZE OF THE COMPANY'S BOARD OF DIRECTORS FROM NOT MORE THAN SEVEN TO NOT MORE THAN NINE MEMBERS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMPANY'S OUTSTANDING COMMON STOCK WILL BE REQUIRED TO EFFECT THIS CHANGE.

                                 PROPOSAL NO. 2

                         STAGGERED TERMS FOR DIRECTORS

     General. The Board of Directors has unanimously adopted a resolution to submit to shareholders of the Company a proposal to amend the Articles of Incorporation of the Company to provide that the Board consist of not fewer than three and not more than nine directors, the exact number to be fixed from time to time by affirmative vote of a majority of the entire Board and that the Board be staggered or classified into three classes, as nearly equal in number as possible, with each director, after a transitional period, serving for three years, and with one class being elected each year. The proposal also provides that Directors may be removed from office with cause only by the affirmative vote of a majority of the Company's voting stock, and without cause only by the affirmative vote of 80% of the Company's voting stock. The proposal provides further that any provision which would alter, amend or repeal the Board classification provision, or is inconsistent therewith, may be adopted only by the affirmative vote of 80% of the Company's outstanding voting stock.

     The proposal to stagger Board of Directors' terms will have significant effects on the ability of shareholders of the Company to change the composition of the Board of Directors. Accordingly, shareholders should read carefully the following sections of this Proxy Statement, which describe this proposal and its purpose and effects, and the full text of the proposed amendment to the Company's Articles of Incorporation set forth in Exhibit A hereto.

     The directors of the Company are currently elected to the Board each year for a term of one year. The number of directors (three or more) to constitute the Board is also determined annually. The proposal provides that the business and affairs of the Company will be managed under the direction of a Board consisting of not more than nine directors, the exact number to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board. The proposed amendment also provides that the directors will be classified into three classes, as nearly equal in number as possible.

     At the first annual meeting of shareholders following this special meeting (which annual meeting will be in June 1997), two directors will be elected and classified to serve for terms expiring at the 1998 Annual Meeting of Shareholders, two directors will be elected and classified to serve for terms expiring at the 1999 Annual Meeting of Shareholders and three directors will be elected and classified for a term expiring at the 2000 Annual Meeting of Shareholders, respectively, or, in all cases, until their respective successors are elected and qualified. Provided however, that the three classes will consist of three directors each if Proposal No. 1 above is approved. At each Annual Meeting of Shareholders, the successors to the class of directors whose term expires at that meeting will be elected to a term expiring at the Annual Meeting of Shareholders held in the third year following the year of that election.

     The classification of directors will have the effect of making it more difficult to change the composition of the Company's Board of Directors. At least two Annual Meetings of Shareholders instead of one, or a special meeting of Shareholders called for the purpose of removal of at least a majority of the directors for cause, will be required to effect a change in control of the Board.

     The Articles of Incorporation do not provide for cumulative voting in the election of directors. Accordingly, absent the staggered Board proposal, the entire Board could be changed by a majority vote of the shareholders at any Annual Meeting. Classification of the Board will apply to every election of directors, whether or not a change in control of the Company has occurred or the holders of a majority of the voting stock desire to change the whole Board.

     Removal of Directors and Filling of Vacancies on the Board. Under the Colorado Business Corporation Act, unless the Articles of Incorporation or bylaws provide otherwise, directors can be removed by the shareholders with or without cause, and the vote required for removal is the same proportion of the voting power of the shares sufficient to elect them. Currently, therefore, any one or all of the Company's directors could be removed by the affirmative vote of a majority of the shares of the Company's Common Stock voting at a meeting called for that purpose.

     The staggered Board proposal provides that a director will be removable by the shareholders with cause only by the affirmative vote of a majority of the then issued and outstanding voting stock, and, without cause, only by the affirmative vote of the holders of 80% of such voting stock. Current ownership is such that removal would be unlikely without concurrence of a substantial majority of the Company's present officers and directors.

     Increased Stockholder Vote for Alteration or Repeal of the Board Classification. Under the Colorado Business Corporation Act, the affirmative vote of the holders of a majority of the Company's voting stock present in person or by proxy at a meeting of shareholders called for such purpose, is required for adoption of an amendment to its Articles of Incorporation, unless the Articles provide for a greater vote. The Board classification proposal requires that 80% of the Company's outstanding voting stock be affirmatively voted in favor of any provision which would alter, amend or repeal such provision or which is inconsistent therewith.

     Purposes and Effects of the Board Classification. The Board of Directors believes that a staggered or classified Board will facilitate continuity and stability of leadership and policy by assuring that experienced personnel familiar with the Company and its business will be on the Board at all times. The proposal is also intended to prevent precipitous changes in the composition of the Board and the manner of its selection and, thereby, to moderate those changes in the Company's policies, business strategies and operations which the Board does not deem to be in the best interests of the Company and its shareholders.

     Although the Company knows of no events which would be likely to result in such a change, the Board has determined that the use of certain disruptive and potentially unfair tactics in attempts to gain control of corporations make adoption of the proposal a prudent measure for the protection of the Company's shareholders. The proposal is designed to make it more time-consuming to change majority control of the Board and, thus, to reduce the Company's vulnerability to an unsolicited proposal to do so.

     The Board has observed a trend over the last decade toward the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a change of control or a restructuring or sale of all or part of a corporation or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to, or consultation with, management. In many cases, the purchaser seeks representation on the corporation's board of directors in order to increase the likelihood that its proposal will be implemented by the corporation. If the corporation resists the efforts of the purchaser to obtain representation on the corporation's board of directors, the purchaser may commence a proxy contest to have its nominees elected to the board of directors in place of certain directors or the entire board of directors. In some cases, the purchaser may not truly be interested in gaining control of the corporation, but uses the threat of a proxy fight or a bid to gain control of the corporation as a means of obtaining for itself a special benefit which might not be available to all of the corporation's shareholders. The Company's Board believes that the imminent threat of removal of the directors and management in such situations would severely curtail their ability to negotiate effectively with such purchasers and adequately represent the interests of the Company's shareholders. The proposal is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with management and the Board, who would then be in a position to negotiate a transaction which is fair to all of the Company's shareholders.

     The proposal will limit the ability of a stockholder to gain control of the Board through electing directors at Annual Meetings, increasing the size of the Board or removing directors. The classification provisions would apply to every election of directors, whether or not a change in the Board would be beneficial to the Company and its shareholders and whether or not a majority of the shareholders believes that such a change would be desirable. A staggered or classified Board also makes it more difficult for shareholders to change the majority of directors even when the only reason for such change may be the performance of the current directors. The proposal would not, however, delay a change in control of the Company, if, after a successful tender offer for a majority of the voting shares of the Company, the incumbent directors resigned or reached an accommodation with the majority stockholder.

     The requirement of an increased shareholder vote to alter, amend or repeal the Board classification provision will give minority shareholders (including the Company's current officers and directors as a group) a veto power over any amendments or change and would prevent a majority shareholder with less than 80% of the voting shares from avoiding the requirements of the Board classification by amending or repealing it.

     The proposal could have the effect of delaying an attempted business combination. It may tend to discourage or make more difficult a proxy contest, the assumption of control of the Company by a holder of a substantial block of the Company's Common Stock or the removal of the incumbent directors.

     In addition, the proposal may affect the ability of shareholders to change the composition of the Board and to benefit from transactions which are opposed by the incumbent directors. Moreover, since the proposal is designed to discourage accumulations of large blocks of the Company's Common Stock by purchasers whose objective is to assume control of the Board quickly, its adoption could tend to reduce the temporary fluctuations in the market price of the Company's Common Stock that could be caused by such accumulations. As a result, shareholders could be deprived of certain opportunities to sell their shares at temporarily higher market prices.

     ALTHOUGH CHANGES OF CONTROL OF THE BOARD OR CHANGES IN THE MANAGEMENT OF THE COMPANY WITHOUT PRIOR CONSULTATION WITH INCUMBENT MANAGEMENT MAY NOT NECESSARILY BE DETRIMENTAL, AND COULD BE BENEFICIAL TO THE COMPANY AND ITS SHAREHOLDERS, THE BOARD HAS DETERMINED THAT THE BENEFITS OF PROTECTING ITS ABILITY TO NEGOTIATE WITH THE PROPONENT OF AN UNSOLICITED BID TO CHANGE CONTROL OF THE COMPANY OUTWEIGH THE DISADVANTAGES OF DISCOURAGING SUCH A PROPOSAL AND THEREFORE UNANIMOUSLY RECOMMEND A VOTE FOR THE PROPOSAL.

                                 PROPOSAL NO. 3

                      APPROVAL OF ISSUANCE OF COMMON STOCK

     Introduction. On May 29, 1996, the Company entered into a letter of intent with Jacobs Entertainment Ltd. ("Jacobs") of Cleveland, Ohio providing, among other things, for the issuance of shares of the Company's Common Stock which was later amended to include issuance of certain convertible notes ("Convertible Notes") as described in detail below under "Significant Provisions of Jacobs Agreement." A definitive agreement as contemplated in the letter of intent was executed by the Company and affiliates of Jacobs, particularly Diversified Opportunities Group Ltd. ("Diversified") on November 12, 1996. This agreement and various related agreements are collectively referred to herein as the "Jacobs Agreement."

     Neither approval of the Jacobs Agreement nor approval of the issuance of Common Stock or Convertible Notes by shareholders of the Company is required under Colorado law; however the bylaws of the National Association of Securities Dealers, Inc. ("NASD") require that shareholders of companies whose securities trade in the NASDAQ National Market must receive shareholder approval in the event a possible issuance of securities could result in the issuance of 20% or more of the voting securities of such companies.

     Therefore, to comply with its NASDAQ National Market listing agreement, the Board of Directors is soliciting shareholder approval of the possible issuance of certain shares of Common Stock as contemplated in the Jacobs Agreement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED ISSUANCE.

     Vote Required. The affirmative vote of a majority of the shares present in person or by proxy at the special meeting will be required to approve the possible issuance of additional Common Stock under the Jacobs Agreement. A quorum requires that a majority of the Company's Common Stock be present at the meeting, hence approval of the issuance, at a minimum, will require the affirmative vote of the number of shares equaling 25% of the Company's Common Stock present at the special meeting plus one share (or a total of 668,011 shares voting for the proposal assuming only a quorum is present).

     Three directors of the Company, i.e., Messrs. Greenlee and Day and Mr. Jacobs (through Diversified) owned, in the aggregate, 998,698 shares of the Company's Common Stock at December 13, 1996. Pursuant to a Shareholders' Agreement dated November 12, 1996, Messrs. Greenlee and Day agreed to vote their shares in support of the proposals described in this Proxy Statement. Moreover, Mr. Jacobs has informed the Company that he will cause Diversified to vote for Proposals No. 1 and No. 2 above but will abstain from voting on Proposal No. 3 in which it has a direct interest. The Shareholders' Agreement also contains an irrevocable proxy granted to Diversified by Messrs. Greenlee and Day in order to effectuate the proposals set forth in this Proxy Statement. Hence, assuming only a quorum is present at the special meeting, the votes of Messrs. Greenlee and Day and Diversified will be sufficient to approve the proposal. If for any reason shareholder approval is not obtained, no shares beyond the initial purchase described immediately below will be issued to Jacobs.

     Significant Provisions of Jacobs Agreement. Under terms of the Jacobs Agreement, Diversified, the assignee of Jacobs Entertainment Ltd. (both are collectively referred to herein as "Jacobs") purchased 190,476 shares of the Company's Common Stock for $5.25 per share -- a total investment of $1,000,000. These shares represent an amount equal to approximately 7% of the Company's Common Stock now outstanding.

     In addition, at closing on November 12, 1996 Diversified:

          (i) purchased a $1,500,000 Convertible Note from the Company which is convertible as described below into 285,714 shares of the Company's Common Stock ($5.25 per share); and

          (ii) agreed, subject to shareholder approval requested herein, to purchase an additional $4,500,000 Convertible Note from the Company which will be convertible as described below into 857,143 shares of the Company's Common Stock ($5.25 per share).

     Therefore, if both Convertible Notes are converted, Diversified will own an aggregate of 1,333,333 shares of the Company's Common Stock or 33.7% of its Common Stock then outstanding (after giving effect to the conversion of notes to be issued to Messrs. Greenlee, Day and Roark as described below).

     Assuming shareholder approval is obtained pursuant to the proxy solicitation the subject of this Proxy Statement, Diversified may convert all or a part of either Convertible Note into Common Stock at any time. Moreover, both Convertible Notes are automatically convertible into Common Stock upon the occurrence of certain conditions primarily including the resolution, in Jacobs' sole but reasonable discretion, of an investigation which is being conducted with respect to certain activities of the Gilpin Hotel Casino ("Casino") of which the Company is the manager. The Casino has been made aware that the Colorado Division of Gaming ("Division") is conducting an investigation into certain check cashing and bad check collection practices of the Casino or certain of its personnel and agents since the date of its opening. No proceedings have been initiated against the Casino in any judicial or administrative forum as of this date, although financial penalties and/or license suspension or revocation could result if material charges, such as extending credit by the Casino, are established. The Casino would vigorously contest any remedial actions brought by the Division.

     In addition, the agreement provides for Messrs. Greenlee, Day and Roark to purchase notes in the face amount of $750,000 which are convertible into 142,857 shares of Common Stock under terms and subject to the same conditions governing the Diversified Convertible Notes as described above.

     Proceeds from the Diversified Convertible Notes, its Common Stock investment and proceeds from the Greenlee, Day and Roark notes have been and will be used by the Company to fund its share of costs associated with the on-going Black Hawk/Jacobs Entertainment, LLC venture (the "LLC Venture"), which is described in more detail below.

     Diversified's Convertible Notes which could aggregate $6,000,000 (assuming shareholder approval hereunder) are secured by the Company's 75% interest in the LLC Venture but are otherwise non-recourse to the Company. The Greenlee, Day and Roark notes are not secured but are full recourse against the Company. All such Convertible Notes and notes bear interest at the London InterBank rate (LIBOR) plus 2% and are due and payable, if not converted, on November 11, 1998. Certain default provisions described in the LLC Venture below could cause the Convertible Notes and notes to be accelerated as to payment.

     Finally, as part of the Jacobs Agreement, two members of the Company's Board of Directors resigned (Messrs. Lamm and Politano) and three new members were elected to the Company's current seven person Board of Directors. The new directors, who will serve until the Company's Annual Meeting of Shareholders in June 1997, are as follows:

     JEFFREY P. JACOBS will serve as Chairman of the Board, Chief Executive Officer and President of the Company upon the consummation of this Offering. From 1995 to the present, Mr. Jacobs has served as Chairman and Chief Executive Officer of Jacobs Entertainment, Inc., a company based in Cleveland, Ohio that has investments in other gaming companies and ventures, including the Company, Colonial Downs, a horse-racing track and the Holiday Inn Boardwalk hotel and casino in Las Vegas. From 1975 to present, he has also served as President and CEO of Jacobs Investments, Inc., a company engaged in the development, construction and operation of residential and commercial real estate and entertainment projects in Ohio. Mr. Jacobs also served in the Ohio House of Representatives from 1982 until 1986.

     ROBERT H. HUGHES has served as Chief Financial Officer of Jacobs Investments, Inc. since 1993. Mr. Hughes was a partner in charge of the audit department of the Cleveland office of the accounting firm of Deloitte & Touche LLP until his retirement in 1991. Mr. Hughes is a certified public accountant.

     MARTIN S. WINICK has been in the investment banking/brokerage business with Cowen & Co. (1981-1990); Dean Witter Reynolds (1990-1992); Rodman & Renshaw (1992-1995); and Mesirow Financial (1995 to present). Mr. Winick serves on the Board of Directors of publicly traded Paul-Son Gaming Corp., a leading manufacturer of table games and supplies.

     Mr. Jacobs was elected Chief Operating Officer of the Company and Co-Chairman of its Board of Directors on November 12, 1996. If the proposal to increase the Board of Directors to nine persons is approved, and if all $6,000,000 of Diversified's Convertible Notes are converted into Common Stock, it will have the right to nominate five of the nine members comprising the Company's Board of Directors.

     Upon closing of the Jacobs Agreement, certain stock options were granted to officers, directors, employees and others under the Company's 1996 Incentive Stock Option Plan:

                                                      NUMBER OF SHARES        OPTION           OPTION
                      GRANTEE                        UNDERLYING OPTIONS    PRICE/SHARE     TERM/YEARS(1)
---------------------------------------------------  ------------------    ------------    --------------
Jeffrey P. Jacobs..................................         60,000            $ 5.62             10
Robert D. Greenlee.................................         40,000              6.18              5
Stephen R. Roark...................................         35,000              5.62             10
Frank B. Day.......................................         20,000              6.18              5
Stanley Politano...................................         15,000              5.62             10
Robert H. Hughes...................................         15,000              5.62             10
Martin S. Winick...................................            -0-
Others -- Jacobs(2)................................        105,000              5.62             10
Others -- Black Hawk(3)............................         10,000              5.62             10
                                                           -------
          TOTAL....................................        300,000
                                                           =======

---------------

(1) One-third of each holder's options vest upon conversion of the Convertible Notes held by Diversified as described above; an additional one-third and one-third of such options will vest on the second and third anniversaries after such conversion.

(2) Granted to officers, directors, employees and consultants to Jacobs Entertainment Ltd. and its affiliates.

(3) Granted to certain Company employees and consultants.

     Jacobs is involved in several existing and potential gaming activities and opportunities. In order to minimize conflicts of interest and allocate corporate opportunities as between the Company and Jacobs, the Jacobs Agreement provided that an Understanding as to Master Joint Venture Agreement ("MJV Agreement") executed as of November 12, 1996 would control such matters. The MJV Agreement has a term of 20 years (which may be extended for an additional 20 years upon the parties' mutual consent). Pursuant to the MJV Agreement, any gaming opportunity now, or in the future, owned or controlled by Jacobs will be offered to a joint venture in which the Company shall have right to own at least 51% therein; provided however that Jacobs' present interest in the Boardwalk Casino, Inc. in Las Vegas, Nevada, its interest in Colonial Downs, a Virginia racing track and associated satellite wagering facilities is to be excepted therefrom as is its possible participation in certain other gaming activities in Ohio. Likewise, any gaming opportunity now, or in the future owned or controlled by the Company, with certain exceptions presently for ongoing activities, will be offered to a joint venture in which Jacobs shall have the right to obtain an ownership interest of up to forty-nine percent (49%) therein. For purposes of the MJV Agreement, a gaming opportunity shall mean any right to invest in or participate in any venture, investment, enterprise, entity or other business opportunity involved in or associated with, the legal gaming industry.

     The MJV Agreement provides for a co-management fee payable to Jacobs and calculated as a percentage of each individual venture's gaming revenues less gaming taxes (the "fee"). The fee shall be 1% if Jacobs' ownership of a particular venture is between 25 and 49%; the fee shall be 3/4 of 1% if Jacobs' ownership is between 14 and 24%; and the fee shall be 1/2 of 1% if Jacobs' ownership is between 1 and 14%.

     The terms of such MJV Agreement were structured such that the financial results of any particular joint venture will be consolidated with the financial results of the Company in accordance with generally accepted accounting principles. Moreover, the existing Company/Jacobs joint venture in Black Hawk, Colorado has been amended to provide for a 75% participation by the Company and 25% by Jacobs (which was previously a 50%-50% joint venture) and will enable such accounting consolidation.

     Finally, the Jacobs Agreement provides for several other matters, including customary representations and warranties and reciprocal indemnification between the parties.

     The LLC Venture. The Company and BH Entertainment Ltd., an affiliate of Jacobs, have formed a limited liability company to continue the development of a hotel/casino complex in Black Hawk, Colorado. This project has been described in detail in the Company's reports filed with the Securities and Exchange Commission and in its reports to shareholders.

     As part of the Jacobs Agreement discussed above, the interests in the LLC Venture were reallocated from 50%-50% to a 75% interest in favor of the Company and 25% in favor of BH Entertainment Ltd. ("BH"), a Jacobs affiliate. If shareholders do not approve the conversion feature as to Diversified's $4,500,000 Convertible Note, its $1,500,000 Convertible Note will be deemed canceled, as will its purchase of the 190,476 shares and BH will be deemed to have contributed $2,500,000 to the LLC Venture and the respective membership interests in the LLC Venture will be appropriately adjusted.

     Further, the Company's 75% interest in the LLC Venture may be purchased by BH if on or before January 1, 1998 the Colorado Limited Gaming Commission has not approved a retail license for the LLC's proposed casino and Diversified, in its sole but reasonable discretion, believes that such license will be issued and such failure is attributable to the Casino Investigation discussed above. The $6,000,000 Note will be canceled in consideration for 30% of 100% of the LLC Venture and the Company's remaining 45% of the LLC Venture will be purchased by BH. The purchase price is 90% of the fair market value, determined by appraisal, of the Company's 45% interest in the LLC. The Company has the right, however, to repurchase its interest essentially for the same amounts paid by BH, if within two years of opening of the Casino the Company's participation presents no licensing problems.

     Finally, the Company's interest in the LLC Venture could be automatically divested, subject to the same purchase and re-purchase terms described above, upon the occurrence of certain events, essentially anything which would prevent the LLC Venture's casino from obtaining a retail gaming license because of the Company's participation.

     The above summary of the LLC Venture is qualified by the more extensive description set forth in the Company's Report on Form 8-K dated December 4, 1996.

     Reasons for Jacobs Agreement; Offering Price. The previous Board of Directors of the Company unanimously approved the letter of intent and definitive agreement, after significant arm's length negotiations which began in early 1996. The letter of intent was publicly announced by the Company on May 30, 1996 and the definitive agreement was signed on November 12, 1996.

     Although shareholders' approval of the Jacobs Agreement was not required by either Colorado law, federal or state securities laws, rules or regulations, the bylaws and listing requirements of the NASD require such approval. Moreover, as discussed above, current officers and directors own or control approximately 998,698 shares entitling them to vote approximately 37% of the Company's outstanding shares which they intend to vote for approval of the conversion proposal. If such is not approved by shareholders, which is not anticipated given the ownership of the Company's Common Stock, the agreement will be revised as set forth above under "The LLC Venture."

     Although approval by shareholders of Proposal No. 3 is anticipated given the shareholdings of officers and directors of the Company, the Board of Directors appreciates this opportunity to share with other shareholders its reasons for the negotiated, arm's-length Jacobs Agreement:

          (1) the Company's only operating gaming activity is its 50% interest in the Gilpin Hotel Casino in Black Hawk, Colorado;

          (2) large, experienced and well financed competitors in the Black Hawk/Central City area have proliferated since the opening of the Gilpin Hotel Casino on October 1, 1992;

          (3) the Company's undeveloped, but significant, real estate ownership position in Black Hawk will require funding in substantial amounts for development and to meet on-going competitive challenges;

          (4) after having explored numerous gaming and financing opportunities and proposals during the last two years, the Company's Board of Directors unanimously believed that the Jacobs Agreement would provide the Company funds to continue its share of the development of the proposed LLC Venture on its existing undeveloped properties in Black Hawk and allow it to acquire additional gaming opportunities in order to diversify geographically. Jeffrey P. Jacobs, controlling person of Jacobs, is an experienced developer/financier who has contributed to the successful re-development of the revived downtown Cleveland, Ohio area;

          (5) the MJV Agreement discussed above obligates Jacobs to present certain gaming opportunities to the Company in which it may elect to acquire a minimum participation of 51% therein. Jacobs is required to fund the remaining balance; hence the Company has gained an on-going, financially capable, experienced joint venture partner to accelerate growth beyond its present resources;

          (6) the Company has engaged, from time to time, reputable and experienced investment banking firms to assist it in evaluating gaming opportunities and alternatives available to the Company to finance proposals coming to its attention. Given the Company's lack of diversification, the decreasing amount of its cash flow and net income, and prospects of continuing to rely on a single operating entity, the Casino, in a highly competitive environment, the Jacobs Agreement, in the opinion of the Board of Directors, provides a unique and potentially substantial opportunity to rapidly expand its gaming activities;

          (7) the Company's earnings per share have declined from $1.40 per share in 1993 to $.65 per share in 1995 and to $.42 per share for the nine months ended September 30, 1996. The results of operations reflect the increasingly fierce competitive environment in the Black Hawk gaming market;

          (8) the purchase and conversion price of the Common Stock described above reflects net proceeds to the Company. If the Company were able, of which there could be little assurance, to undertake a second public offering of its Common Stock, net proceeds would have yielded approximately 20% less because of underwriting discounts and offering costs. Moreover, in such instance the Company would have been denied the advantages of association with Jacobs as set forth above; and

          (9) the highest closing price of the Company's Common Stock for 1996, through May 28, 1996, the date of the letter of intent with Jacobs, was $6.63 per share. On that date, the price was $5.75 per share. On November 11, 1996 the closing price was $5.63 per share. During 1995 the price of the Company's Common Stock ranged between a high of $11.75 in the first quarter of 1995 to a low of $5.00 in the fourth quarter of 1995. As of March 31, 1996, the book value of the Company was approximately $6.63 per share. However, the trading price of the Company's Common Stock has frequently been less than book value.

     Largely as the result of the factors set forth above, the purchase price of the shares issued and proposed to be issued to Jacobs and to certain officers of the Company is $5.25 per share and was determined to be the fair value of the shares by the Company's Board of Directors after arm's-length bargaining.

                             ADDITIONAL INFORMATION

     The Company furnishes to its shareholders annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year. In addition, the Company furnishes to its shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter. Copies of these materials may be obtained free of charge from the Company.

     For further information with respect to the Company, reference is made to periodic reports filed under the Securities Exchange Act of 1934, separate copies of which may be obtained upon payment of the prescribed fees or examined without charge at the office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                            By Order of the Board of Directors

                                            By     /s/  FRANK B. DAY
                                              ----------------------------------
                                                  Frank B. Day, Secretary

Boulder, Colorado

December 18, 1996

                                                                       EXHIBIT A

                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act ("CBCA"), the Corporation adopts the following Articles of Amendment to the Articles of Incorporation:

     FIRST: The name of the Corporation is Black Hawk Gaming & Development Company, Inc.


     SECOND: The following amendments to the Articles of Incorporation, as amended, was adopted by the stockholders of the Corporation on January 13, 1997, in the manner prescribed by the CBCA. The number of shares voted for the amendment was sufficient for approval.


     THIRD: The size of the Corporation's Board of Directors is hereby changed to not less than three nor more than nine members.

     FOURTH: Article Seventh of the Corporation's Articles of Incorporation is deleted hereby and the following Article Seventh substituted therefor:

          "SEVENTH: Staggered Board. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of not fewer than three nor more than nine directors, the exact number to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Whenever used in these Articles of Incorporation, the phrase "entire Board of Directors" shall mean that number of directors fixed by the most recent resolution adopted pursuant to the preceding sentence prior to the date as of which a determination of the number of directors then constituting the entire Board of Directors shall be relevant for any purpose under these Articles of Incorporation. The Directors shall be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible, the first class to hold office initially for a term expiring at the annual meeting of the stockholders to be held in 1998, the second class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999, and the third class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

          Any vacancy occurring in the Board of Directors and any newly created directorship resulting from any increase in the number of directors shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          Any director may be removed from office with cause only by the affirmative vote of the holders of a majority of the then issued and outstanding voting stock of the Corporation and may be removed from office without cause only by the affirmative vote of the holders of 80% of the then issued and outstanding voting stock of the Corporation.

          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock or of any other class or series of shares issued by the Corporation shall have the right, voting separately by class or series, to elect directors under specified circumstances, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these

     Articles of Incorporation applicable thereto, and such directors so elected shall not be classified pursuant to this Article Seventh unless expressly provided by such terms.

          This Article Seventh may be altered, amended or repealed, and any provision inconsistent herewith may be adopted, only the affirmative vote of the holders of 80% of the voting power of the shares of the Corporation's voting stock, in addition to any other vote required by the CBCA or these Articles of Incorporation."

Dated: January   , 1997                     BLACK HAWK GAMING &
                                              DEVELOPMENT COMPANY, INC.

                                            By:

                                            ------------------------------------
                                                Stephen R. Roark, President

                                            Attest:

                                            ------------------------------------
                                                  Frank B. Day, Secretary

(CORPORATE SEAL)
STATE OF COLORADO
COUNTY OF BOULDER

     The foregoing instrument was acknowledged before me this 14th day of January, 1997, by Stephen R. Roark and Frank B. Day, President and Secretary, respectively, of Black Hawk Gaming & Development Company, Inc., a Colorado corporation, on behalf of the Corporation and verified by each person on behalf of the Corporation, under penalties of perjury, that the foregoing instrument is the Corporation's deed and act and that the facts stated therein are true.

     Witness my hand and official seal.

     My commission expires:

------------------------------------------------

                                            ------------------------------------
                                            Notary Public

(S E A L)
                         ss.

--------------------------------------------------------------------------------

PROXY                                                                      PROXY

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                            2060 BROADWAY, SUITE 400
                            BOULDER, COLORADO 80302

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned shareholder of Black Hawk Gaming & Development Company, Inc. acknowledges receipt of the notice of a Special Meeting of Shareholders, to be held Monday, January 13, 1997, at 10:00 a.m., at the Boulderado Hotel, 2115 13th Street, Boulder, Colorado and hereby appoints Robert D. Greenlee or Jeffrey P. Jacobs, or either of them, each with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at the Special Meeting and at all adjournments thereof, hereby ratifying and confirming all that the Attorneys and Proxies may do or cause to be done by virtue hereof. The above-named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:


1. To change the maximum size of the Company's Board of Directors from seven to nine members.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

2. To amend the Company's Articles of Incorporation to provide for staggered terms for the Company's Board of Directors.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

3. To approve a proposal for the possible issuance of shares of the Company's Common Stock pursuant to the conversion of certain notes.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

4. Transaction of such other business as may properly come before the meeting.

                (Continued and to be signed on the other side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (Continued from other side.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                            DATED:  199____

                                            ------------------------------------
                                            SIGNATURE

                                            ------------------------------------
                                            SIGNATURE IF HELD JOINTLY

                                            Please sign your name exactly as it
                                            appears below. When shares are held
                                            by joint tenants, both should sign.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. NOTE: SECURITIES DEALERS PLEASE STATE THE NUMBER OF SHARES VOTED BY THIS PROXY: __________

--------------------------------------------------------------------------------